EXHIBIT 99.1
For Immediate Release
October 28, 2026

Company Contact: Brent Maedl Director, Corporate Finance & Business Analytics brent.maedl@broadstone.com 585.382.8507
Broadstone Net Lease Announces Third Quarter 2026 Results
VICTOR, N.Y. – Broadstone Net Lease, Inc. (NYSE: BNL) (“BNL”, the “Company”, “we”, “our”, or “us”), today announced its operating results for the quarter ended September 30, 2026.
MANAGEMENT COMMENTARY
“We delivered a strong third quarter, generating AFFO growth of 5.4% year-over-year, as our portfolio continued to perform well and our pipeline matured as expected,” said John Moragne, BNL’s Chief Executive Officer. “During the quarter, we were thrilled to return to the public equity markets and complete our $259 million public equity offering - a milestone we are proud of after four years away. Combined with a committed build-to-suit pipeline of $456 million as of today, we have our capital already at work and our path forward clearly defined. With a strengthened balance sheet and the continued confidence of our tenant and developer partners, we believe we remain on track to deliver on our full-year guidance and are energized by what lies ahead.”
THIRD QUARTER 2026 HIGHLIGHTS

OPERATING RESULTS	•Generated net income of $28.1 million, or $0.14 per diluted share, consistent with the same period in the prior year.
•Generated AFFO of $77.8 million, or $0.39 per diluted share, representing a 5.4% increase compared to the previous year.
•Achieved same store rental revenue growth of 0.7% compared to the same period in the previous year, driven by strong contractual rent increases and leasing activity in prior periods.
•Incurred $10.8 million of general and administrative expenses. Incurred core general and administrative expenses of $7.4 million, which primarily excludes stock-based compensation and severance.
•As of the date of this release, we collected 99.9% of base rents due for the quarter for all properties under lease.
INVESTMENT & DISPOSITION ACTIVITY
•Invested $236.6 million, including $63.8 million in new property acquisitions, $137.1 million in build-to-suit developments, $35.1 million in transitional capital, and $0.6 million in redevelopments. The completed acquisition had an initial cash capitalization rate, lease term, and annual rent increase of 7.7%, 15.0 years, and 2.0%, respectively, resulting in a straight-line yield of 8.8%.

•Started three build-to-suit developments totaling $325.8 million in estimated total project investments, with a weighted average initial cap rate of 8.4%, and straight-line yield of 11.3% with rent commencement expected in March and June of 2027. For additional information, please reference the Real Estate Portfolio and Investment Update section below.

•During the third quarter, we stabilized six build-to-suit developments totaling $95.3 million of estimated total project investment at a weighted average cash capitalization rate of 7.3%. For additional information, please reference the Real Estate Portfolio and Investment Update section below.

•Sold three properties for gross proceeds of $12.5 million at a capitalization rate of 6.6% on tenanted properties.
•Subsequent to quarter-end, we invested $12.2 million in connection with our in-process build-to-suit investments. As of the date of this release, we have a total of approximately $337.6 million in remaining estimated investments for build-to-suit developments to be funded through the fourth quarter of 2027.

CAPITAL MARKETS ACTIVITY
•In August 2026, we completed a public offering to sell an aggregate of 12,650,000 shares of common stock at a price of $20.50 per share for estimated gross proceeds of approximately $259.3 million, in connection with forward sale agreements. We expect to settle the common equity offering program by the September 2027 maturity date.

•During the third quarter, we sold, on a forward basis, 1.8 million shares of our common stock at a weighted average gross price per share of $21.43 for estimated gross proceeds of approximately $38.9 million under our at-the-market common equity offering (“ATM Program”), none of which has settled. Inclusive of the forward equity offering, the total outstanding expected net proceeds from forward sale agreements, if settled as of September 30, 2026, are approximately $409.3 million.

•During the third quarter, we entered into a new $300 million senior unsecured delayed-draw term loan with an initial maturity date of January 30, 2030. Please reference the Balance Sheet Capital Markets Activities section below for additional details.

•As of September 30, 2026, the treasury stock method resulted in a diluted share impact from our outstanding forward sale agreements of approximately 945,000 shares given current forward sale prices relative to market pricing during the quarter; as these agreements are settled, their full share count will be reflected in our diluted weighted average shares outstanding.

•Declared an increase in our quarterly dividend from $0.2925 to $0.295 per share, or a 0.9% increase over the prior period.
SUMMARIZED FINANCIAL RESULTS

	For the Three Months Ended			For the Nine Months Ended
(in thousands, except per share data)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Revenues	$121,867	$122,309	$114,167	$365,577	$335,843

Net income, including non-controlling interests	$28,139	$40,255	$27,065	$114,786	$64,388
Net earnings per share – diluted	$0.14	$0.21	$0.14	$0.58	$0.33

FFO	$76,654	$79,832	$70,969	$237,183	$217,291
FFO per share	$0.38	$0.40	$0.36	$1.18	$1.10

Core FFO	$79,422	$78,528	$70,386	$237,201	$222,816
Core FFO per share	$0.39	$0.39	$0.35	$1.18	$1.12

AFFO	$77,805	$78,211	$74,314	$232,867	$220,434
AFFO per share	$0.39	$0.39	$0.37	$1.16	$1.11

Diluted Weighted Average Shares Outstanding	201,119	200,261	197,632	200,474	197,476
FFO, Core FFO, and AFFO are measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See the Reconciliation of Non-GAAP Measures later in this press release.
REAL ESTATE PORTFOLIO AND INVESTMENT UPDATE
As of September 30, 2026, we owned a diversified portfolio of 767 individual net leased commercial properties with 760 properties located in 44 U.S. states and seven properties located in four Canadian provinces, comprising approximately 42.3 million rentable square feet of operational space. As of September 30, 2026, all but one of our properties were subject to a lease, and our properties were occupied by 206 different commercial tenants, with no single tenant accounting for more than 3.7% of our annualized base rent (“ABR”). Properties subject to a lease represent approximately 100.0% of our portfolio’s rentable square footage. The ABR weighted average lease term and ABR weighted average annual rent increase, pursuant to leases on properties in the portfolio as of September 30, 2026, was 9.3 years and 2.1%, respectively.
During the quarter, we started three new build-to-suit developments totaling $325.8 million in new commitments, including two retail projects and the continued funding of our previously announced $303 million advanced technology facility in Colorado for a Fortune 20 Investment-Grade Company. Combined with projects already underway, our total in-process build-to-suit pipeline now stands at $456.3 million as of the date of this release, reflecting the depth of our developer relationships and the continued execution of our differentiated strategy.
During the third quarter, we stabilized six build-to-suit developments totaling $95.3 million of estimated total project investment at a weighted average cash capitalization rate of 7.3%. Additionally, subsequent to quarter end, our $115.4 million, 1.2 million-square-foot facility in Bremen, Georgia, reached stabilization this month at an initial cash capitalization rate of 7.8%.

BALANCE SHEET AND CAPITAL MARKETS ACTIVITIES
As of September 30, 2026, we had total outstanding debt of $2.9 billion, Net Debt of $2.9 billion, Pro Forma Net Debt of $2.5 billion, and a Pro Forma Net Debt to Annualized Adjusted EBITDAre ratio of 5.4x. We had $428.8 million of available capacity on our unsecured revolving credit facility and $200.0 million available on our delayed draw term loan as of quarter end.
In August 2026, we completed a public offering to sell an aggregate of 12,650,000 shares of common stock at a price of $20.50 per share for estimated gross proceeds of approximately $259.3 million, in connection with forward sale agreements. We expect to settle the forward sale agreements by the September 2027 maturity date.
We sold on a forward basis, 1.8 million shares of common stock at a weighted average gross price per share of $21.43 for estimated gross proceeds of approximately $38.9 million under our ATM Program, none of which has been settled. Since the fourth quarter of 2025, we have sold, on a forward basis, 8.3 million shares of common stock at a weighted average gross price per share of $20.00 for estimated gross proceeds of approximately $166.9 million. These sales may be settled, at our discretion, any time before twelve-months of each respective sale date. Inclusive of the forward equity offering, the total outstanding expected net proceeds from forward sale agreements, if settled as of September 30, 2026, are approximately $409.3 million. As of the date of this release, we have approximately $200.0 million of capacity remaining under our $400 million ATM Program.
We entered into a new $300 million senior unsecured delayed draw term loan facility (the "Term Loan"). The Term Loan has a twelve-month delayed draw period and an initial maturity of January 30, 2030, with two twelve-month extension options. We expect to use proceeds from the Term Loan for investment activity and general corporate purposes.
DISTRIBUTIONS
At its October 22, 2026 meeting, our board of directors declared a quarterly dividend of $0.295 per common share and OP Unit to holders of record as of December 31, 2026, payable on or before January 15, 2027.

DEVELOPMENT PROJECTS
The following tables summarize our in-process and stabilized build-to-suit ("BTS") projects as of the date of this release October 28, 2026.

Build-to-suit developments
Property	Projected Rentable Square Feet	Start Date	Target Stabilization Date/Stabilized Date	Lease Term (Years)	Annual Rent Escalations	Estimated Total Project Investment	Cumulative Investment	Estimated Remaining Investment	Estimated Cash Capitalization Rate	Estimated Straight-line Yield (1)
In-process retail BTS:
Academy Sports (Magnolia, TX)	55	Feb. 2026	Nov. 2026	15.0	0.5%	$12,975	$10,262	$2,713	7.3%	7.5%
Tesla, Inc. (Las Vegas, NV)	60	Jun. 2026	Nov. 2027	15.0	3.0%	39,794	19,573	20,221	6.7%	8.3%
Hobby Lobby (Manor, TX)	55	Aug. 2026	Jun. 2027	15.0	0.5%	10,339	1,759	8,580	7.1%	7.4%
Academy Sports (Manor, TX)	55	Aug. 2026	Jun. 2027	15.0	0.4%	12,437	2,321	10,116	7.1%	7.3%
In-process industrial BTS:
Amazon.com Services, LLC (Sarasota, FL)	230	Feb. 2026	May. 2027	15.0	2.3%	46,790	30,413	16,377	7.5%	8.8%
Tesla, Inc. (Austin, TX)	130	Apr. 2026	Oct. 2027	12.0	3.0%	30,983	8,963	22,020	6.7%	7.9%
Fortune 20 Investment-Grade Company (Colorado)	112	Jul. 2026	Mar. 2027	15.0	3.0%	303,000	76,751	226,249	8.5%	11.6%
	697			14.8	2.7%	$456,318	$150,042	$306,276	8.0%	10.4%
Stabilized industrial BTS:
Sierra Nevada (Dayton, OH)	122	Oct. 2024	Nov. 2025	15.0	3.0%	53,625	53,625	—	7.5%	9.3%
Sierra Nevada (Dayton, OH)	122	Oct. 2024	Mar. 2026	15.0	3.0%	52,203	52,203	—	7.6%	9.4%
Fiat Chrysler Automobile (Forsyth, GA)	422	Apr. 2025	May. 2026	15.0	3.0%	72,215	70,402	1,813	6.6%	8.2%
AGCO (Visalia, CA)	115	Jun. 2025	Aug. 2026	12.0	3.5%	19,010	17,340	1,670	7.0%	8.5%
Palmer Logistics (Midlothian, TX) (2)	270	Jul. 2025	Aug. 2026	12.3	3.5%	31,723	31,723	—	7.6%	9.2%
Southwire (Bremen, GA)	1,178	Dec. 2024	Oct. 2026	10.0	2.6%	115,411	100,495	14,916	7.8%	8.8%
Stabilized retail BTS:
7Brew (Jacksonville, FL)	1	Jun. 2025	Nov. 2025	15.0	1.9%	2,005	2,005	—	8.0%	8.8%
Sprouts (Bedford, TX)	22	Jul. 2025	Sep. 2026	15.0	0.9%	9,533	7,003	2,530	7.2%	7.7%
Hobby Lobby (Granbury, TX)	55	Oct. 2025	Sep. 2026	15.0	0.7%	8,129	5,472	2,657	7.1%	7.4%
Academy Sports (Granbury, TX)	55	Oct. 2025	Sep. 2026	15.0	0.6%	12,393	9,068	3,325	7.1%	7.4%
Academy Sports (Waco, TX)	68	Dec. 2025	Sep. 2026	15.0	0.6%	14,488	10,063	4,425	7.2%	7.5%

Total / weighted average	3,127			14.0	2.7%	$847,053	$509,441	$337,612	7.7%	9.6%
1 Represents our pro-rata share of the estimated first year yield to be generated on a real estate investment, which was computed at the time of investment based on the estimated annual straight-line rental income computed in accordance with GAAP, divided by the estimated total project investment.
2 Development represents our common and preferred equity investments in a consolidated joint venture, and excludes amounts attributed to non-controlling interest holders.

2026 GUIDANCE
For 2026, BNL expects to report AFFO of between $1.55 to $1.57 per diluted share.
The guidance is based on the following key assumptions:
(i)investments in real estate properties between $700 and $800 million, revised up from $600 and $800 million
(ii)dispositions of real estate properties between $150 and $200 million, revised up from $100 and $150 million
(iii)total core general and administrative expenses between $30 million and $31 million.
Additionally, the Company's full year AFFO per share guidance now includes less than $0.005 per share of estimated dilution from approximately 350 to 600 thousand weighted average shares outstanding due to the impact of outstanding forward equity calculated in accordance with the treasury stock method.
Our per share results are sensitive to both the timing and amount of real estate investments, property dispositions, and capital markets activities that occur throughout the year.
The Company does not provide guidance for the most comparable GAAP financial measure, net income, or a reconciliation of the forward-looking non-GAAP financial measure of AFFO to net income computed in accordance with GAAP, because it is unable to reasonably predict, without unreasonable efforts, certain items that would be contained in the GAAP measure, including items that are not indicative of the Company’s ongoing operations, including, without limitation, potential impairments of real estate assets, net gain/loss on dispositions of real estate assets, changes in allowance for credit losses, and stock-based compensation expense. These items are uncertain, depend on various factors, and could have a material impact on the Company’s GAAP results for the guidance periods.
CONFERENCE CALL AND WEBCAST
The Company will host its earnings conference call and audio webcast on Thursday, October 29, 2026, at 11:00 a.m. Eastern Time.
To access the live webcast, which will be available in listen-only mode, please visit: https://events.q4inc.com/attendee/263549073. If you prefer to listen via phone, U.S. participants may dial: 1-833-461-5787 (toll free) or 1-585-542-9983 (local), meeting ID: 263 549 073. Analysts may pre-register with the following link: https://events.q4inc.com/analyst/263549073?pwd=dCiOjN8z. A unique code will be provided to use when dialing in.
A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. To listen to a replay of the call via the web, which will be available for one year, please visit: https://investors.bnl.broadstone.com.
About Broadstone Net Lease, Inc.
BNL is an industrial-focused, diversified net lease REIT that invests in primarily single-tenant commercial real estate properties that are net leased on a long-term basis to a diversified group of tenants. Utilizing an investment strategy underpinned by strong fundamental credit analysis and prudent real estate underwriting, as of September 30, 2026, BNL’s diversified portfolio consisted of 767 individual commercial properties with 760 properties located in 44 U.S. states and seven properties located in four Canadian provinces across the industrial, retail, and other property types.

Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “outlook,” “potential,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “expect,” “intends,” “anticipates,” “estimates,” “plans,” “would be,” “believes,” “continues,” or the negative version of these words or other comparable words. Forward-looking statements, including our 2026 guidance and assumptions, rent commencement timing, and build-to-suit developments, involve known and unknown risks and uncertainties, which may cause BNL’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to general economic conditions, including but not limited to increases in the rate of inflation and/or fluctuation of interest rates, local real estate conditions, tenant financial health, property investments and acquisitions, and the timing and uncertainty of completing these property investments and acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 19, 2026 which you are encouraged to read, and is available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.
Notice Regarding Non-GAAP Financial Measures
In addition to our reported results and net earnings per diluted share, which are financial measures presented in accordance with GAAP, this press release contains and may refer to certain non-GAAP financial measures, including Funds from Operations (“FFO”), Core Funds From Operations (“Core FFO”), AFFO, Net Debt, and Net Debt to Annualized Adjusted EBITDAre. We believe the use of FFO, Core FFO, and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO, Core FFO, and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures. We believe presenting Net Debt to Annualized Adjusted EBITDAre is useful to investors because it provides information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using Annualized Adjusted EBITDAre. You should not consider our Annualized Adjusted EBITDAre as an alternative to net income or cash flows from operating activities determined in accordance with GAAP. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measure and statements of why management believes these measures are useful to investors are included below.

Broadstone Net Lease, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	September 30, 2026	December 31, 2025
Assets
Accounted for using the operating method:
Land	$827,700	$781,117
Land improvements	405,038	373,405
Buildings and improvements	4,257,756	4,118,578
Equipment	11,810	15,281
Total accounted for using the operating method	5,502,304	5,288,381
Less accumulated depreciation	(849,551)	(772,589)
Accounted for using the operating method, net	4,652,753	4,515,792
Accounted for using the direct financing method	24,911	25,497
Accounted for using the sales-type method	14,369	14,405
Property under development	484,117	265,812
Investment in rental property, net	5,176,150	4,821,506
Cash and cash equivalents	12,189	30,540
Accrued rental income	189,975	178,880
Tenant and other receivables, net	3,799	4,404
Prepaid expenses and other assets	66,183	55,910
Interest rate swap, assets	36,026	18,248
Goodwill	339,769	339,769
Intangible lease assets, net	248,222	268,010
Total assets	$6,072,313	$5,717,267

Liabilities and equity
Unsecured revolving credit facility	$555,438	$266,036
Mortgages, net	40,262	56,689
Unsecured term loans, net	1,095,298	994,219
Senior unsecured notes, net	1,191,962	1,190,738
Interest rate swap, liabilities	—	1,501
Accounts payable and other liabilities	74,376	60,081
Dividends payable	60,257	59,513
Accrued interest payable	21,136	13,502
Intangible lease liabilities, net	36,346	41,527
Total liabilities	3,075,075	2,683,806

Commitments and contingencies (Note 16)

Equity
Broadstone Net Lease, Inc. equity:
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.00025 par value; 500,000 shares authorized, 191,951 and 191,423 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	48	48
Additional paid-in capital	3,507,541	3,502,380
Cumulative distributions in excess of retained earnings	(677,162)	(620,221)
Accumulated other comprehensive income	38,400	19,788
Total Broadstone Net Lease, Inc. equity	2,868,827	2,901,995
Non-controlling interests	128,411	131,466
Total equity	2,997,238	3,033,461
Total liabilities and equity	$6,072,313	$5,717,267

Broadstone Net Lease, Inc. and Subsidiaries
Condensed Consolidated Statements of Income and Comprehensive Income
(in thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2026	June 30, 2026	September 30, 2026	September 30, 2025
Revenues
Lease revenues, net	$121,867	$122,309	$365,577	$335,843

Operating expenses
Depreciation and amortization	50,785	49,102	141,413	122,318
Property and operating expense	7,341	5,817	19,339	16,688
General and administrative	10,777	11,897	33,023	29,216
Provision for impairment of investment in rental properties	1,474	3,546	5,019	35,067
Total operating expenses	70,377	70,362	198,794	203,289

Other income (expenses)
Interest income	118	135	304	403
Interest expense	(26,738)	(25,785)	(77,783)	(69,416)
Gain on sale of real estate	3,596	12,990	23,707	4,230
Income taxes	(256)	(346)	(914)	(763)
Other income (expenses)	(71)	1,314	2,689	(2,620)
Net income	28,139	40,255	114,786	64,388
Net income attributable to non-controlling interests	(1,022)	(456)	(1,505)	(1,019)
Net income attributable to Broadstone Net Lease, Inc.	$27,117	$39,799	$113,281	$63,369

Weighted average number of common shares outstanding
Basic	190,820	190,692	190,650	188,002
Diluted	201,119	200,261	200,474	197,476
Net earnings per share attributable to common stockholders
Basic	$0.14	$0.21	$0.59	$0.33
Diluted	$0.14	$0.21	$0.58	$0.33

Comprehensive income
Net income	$28,139	$40,255	$114,786	$64,388
Other comprehensive income
Change in fair value of interest rate swaps	12,754	3,934	19,279	(35,336)
Realized loss on interest rate swaps	22	22	75	6,091
Comprehensive income	40,915	44,211	134,140	35,143
Comprehensive income (loss) attributable to non-controlling interests	(1,545)	(620)	(2,301)	232
Comprehensive income attributable to Broadstone Net Lease, Inc.	$39,370	$43,591	$131,839	$35,375

Reconciliation of Non-GAAP Measures
The following is a reconciliation of net income to FFO, Core FFO, and AFFO for the three months ended September 30, 2026 and June 30, 2026 and for the nine months ended September 30, 2026 and 2025. Also presented is the weighted average number of shares of our common stock and OP Units used for the diluted per share computation:

	For the Three Months Ended		For the Nine Months Ended
(in thousands, except per share data)	September 30, 2026	June 30, 2026	September 30, 2026	September 30, 2025
Net income	$28,139	$40,255	$114,786	$64,388
Real property depreciation and amortization	50,703	49,021	141,167	122,066
Gain on sale of real estate	(3,596)	(12,990)	(23,707)	(4,230)
Provision for impairment of investment in rental properties	1,474	3,546	5,019	35,067
FFO adjustment allocable to joint venture noncontrolling interests	(66)	—	(82)	—
FFO	$76,654	$79,832	$237,183	$217,291
Net write-offs of accrued rental income	2,881	—	2,881	2,987
Other non-core income from real estate transactions [1]	(703)	(25)	(728)	(137)
Non-capitalized demolition and other costs	328	24	352	—
Cost of debt extinguishment	—	—	—	166
Severance and employee transition costs	191	11	202	55
Other (income) expenses [2]	71	(1,314)	(2,689)	2,454
Core FFO	$79,422	$78,528	$237,201	$222,816
Straight-line rent adjustment	(5,432)	(5,567)	(16,629)	(16,452)
Adjustment to provision for credit losses	—	(14)	(14)	(13)
Amortization of debt issuance costs	1,629	1,641	4,897	3,922
Non-capitalized transaction costs	1	1,632	1,640	383
Realized gain or loss on interest rate swaps and other non-cash interest expense	36	36	117	6,126
Amortization of lease intangibles	(1,014)	(1,017)	(3,046)	(3,453)
Stock-based compensation	3,163	2,972	8,701	7,105
AFFO	$77,805	$78,211	$232,867	$220,434
Diluted weighted average shares outstanding [3]	201,119	200,261	200,474	197,476
Net earnings per diluted share [4]	$0.14	$0.21	$0.58	$0.33
FFO per diluted share [4]	0.38	0.40	1.18	1.10
Core FFO per diluted share [4]	0.39	0.39	1.18	1.12
AFFO per diluted share [4]	0.39	0.39	1.16	1.11

1Amount includes $0.3 million associated with the return of funds held in escrow for property work not completed, $0.2 million associated with end of lease activities, and $0.2 million from lease assignment activities, all of which are not core to our business operations for the three and nine months ended September 30, 2026.
2Amount includes $(0.1) million and $1.3 million of unrealized foreign exchange (loss) gain for the three months ended September 30, 2026 and June 30, 2026, respectively, and $2.7 million and $(2.4) million of unrealized foreign exchange gain (loss) for the nine months ended September 30, 2026 and September 30, 2025, respectively, primarily associated with our Canadian dollar denominated revolving borrowings.
3Excludes 1,099,586 and 1,102,192 weighted average shares of unvested restricted common stock for the three months ended September 30, 2026 and June 30, 2026, respectively. Excludes 1,095,453 and 1,053,536 weighted average shares of unvested restricted common stock for the nine months ended September 30, 2026 and September 30, 2025, respectively.
4Excludes $0.3 million from the numerator for the three months ended September 30, 2026 and June 30, 2026. Excludes $1.0 million and $0.9 million from the numerator for the nine months ended September 30, 2026 and September 30, 2025, respectively.

Our reported results and net earnings per diluted share are presented in accordance with GAAP. We also disclose FFO, Core FFO, and AFFO, each of which are non-GAAP measures. We believe the use of FFO, Core FFO, and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO, Core FFO, and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.
We compute FFO in accordance with the standards established by the Board of Governors of Nareit, the worldwide representative voice for REITs and publicly traded real estate companies with an interest in the U.S. real estate and capital markets. Nareit defines FFO as GAAP net income or loss adjusted to exclude net gains (losses) from sales of certain depreciated real estate assets, depreciation and amortization expense from real estate assets, and impairment charges related to certain previously depreciated real estate assets. FFO is used by management, investors, and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization and net gains (losses) on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions.
We compute Core FFO by adjusting FFO, as defined by Nareit, to exclude certain GAAP income and expense amounts that we believe are infrequently recurring, unusual in nature, or not related to its core real estate operations, including write-offs or recoveries of accrued rental income, cost of debt extinguishment, lease termination fees and other non-core income from real estate transactions, non-capitalized demolition and other redevelopment costs, unrealized and realized gains or losses on foreign currency transactions, gain on insurance recoveries, severance and employee transition costs, and other extraordinary items. Exclusion of these items from similar FFO-type metrics is common within the equity REIT industry, and management believes that presentation of Core FFO provides investors with a metric to assist in their evaluation of our operating performance across multiple periods and in comparison to the operating performance of our peers, because it removes the effect of unusual items that are not expected to impact our operating performance on an ongoing basis.
We compute AFFO, by adjusting Core FFO for certain revenues and expenses that are non-cash or unique in nature, including straight-line rents, adjustment to provision for credit losses, amortization of lease intangibles, amortization of debt issuance costs, amortization of net mortgage premiums, non-capitalized transaction costs such as acquisition costs related to deals that failed to transact, (gain) loss on interest rate swaps and other non-cash interest expense, deferred taxes, stock-based compensation, and other specified non-cash items. We believe that excluding such items assists management and investors in distinguishing whether changes in our operations are due to growth or decline of operations at our properties or from other factors. We use AFFO as a measure of our performance when we formulate corporate goals, and is a factor in determining management compensation. We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by non-cash revenues or expenses.
Specific to our adjustment for straight-line rents, our leases include cash rents that increase over the term of the lease to compensate us for anticipated increases in market rental rates over time. Our leases do not include significant front-loading or back-loading of payments, or significant rent-free periods. Therefore, we find it useful to evaluate rent on a contractual basis as it allows for comparison of existing rental rates to market rental rates.
FFO, Core FFO, and AFFO may not be comparable to similarly titled measures employed by other REITs, and comparisons of our FFO, Core FFO, and AFFO with the same or similar measures disclosed by other REITs may not be meaningful.
Neither the SEC nor any other regulatory body has passed judgment on the acceptability of the adjustments to FFO that we use to calculate Core FFO and AFFO. In the future, the SEC, Nareit or another regulatory body may decide to standardize the allowable adjustments across the REIT industry and in response to such standardization we may have to adjust our calculation and characterization of Core FFO and AFFO accordingly.

The following is a reconciliation of net income to EBITDA, EBITDAre, Adjusted EBITDAre, and Pro Forma Adjusted EBITDAre, debt to Net Debt and Pro Forma Net Debt, Net Debt to Annualized Adjusted EBITDAre, and Pro Forma Net Debt to Annualized Adjusted EBITDAre as of and for the three months ended September 30, 2026, June 30, 2026, and September 30, 2025:

	For the Three Months Ended
(in thousands)	September 30, 2026	June 30, 2026	September 30, 2025
Net income	$28,139	$40,255	$27,065
Depreciation and amortization	50,785	49,102	40,246
Interest expense	26,738	25,785	28,230
Income taxes	256	346	208
EBITDA	$105,918	$115,488	$95,749
Provision for impairment of investment in rental properties	1,474	3,546	6,999
Gain on sale of real estate	(3,596)	(12,990)	(3,259)
EBITDAre	$103,796	$106,044	$99,489
Adjustment for current quarter investment activity[1]	2,620	540	1,797
Adjustment for current quarter disposition activity[2]	(70)	(327)	(257)
Adjustment to exclude non-recurring and other expenses[3]	510	36	(177)
Adjustment to exclude net write-offs of accrued rental income	2,881	—	755
Adjustment to exclude realized / unrealized foreign exchange (gain) loss	71	(1,288)	(1,312)
Adjustment to exclude other income from real estate transactions[4]	(703)	(25)	(43)
Adjusted EBITDAre	$109,105	$104,980	$100,252
Estimated revenues from developments[5]	5,696	3,766	2,544
Pro Forma Adjusted EBITDAre	$114,801	$108,746	$102,796
Annualized EBITDAre	415,184	424,176	397,956
Annualized Adjusted EBITDAre	436,420	419,920	401,008
Pro Forma Annualized Adjusted EBITDAre	459,204	434,984	411,184
1Reflects an adjustment to give effect to all investments during the quarter, including developments that have reached rent commencement, as if they had been made as of the beginning of the quarter.
2Reflects an adjustment to give effect to all dispositions during the quarter as if they had been sold as of the beginning of the quarter.
3Amount includes $0.3 million of non-capitalized demolition costs recognized in connection with demolition of a property being redeveloped and $0.2 million of severance and employee transition costs for the three months ended September 30, 2026. Amount includes less than $0.2 million of accelerated lease intangible amortization for the three months ended September 30, 2025.
4Amount includes $0.3 million associated with the return of funds held in escrow for property work not completed, $0.2 million associated with end of lease activities, and $0.2 million from lease assignment activities, all of which are not core to our business operations for the three months ended September 30, 2026.
5Represents estimated contractual revenues based on in-process development spend to-date.

(in thousands)	September 30, 2026	June 30, 2026	September 30, 2025
Debt
Unsecured revolving credit facility	$555,438	$447,376	$95,824
Unsecured term loans, net	1,095,298	995,423	994,550
Senior unsecured notes, net	1,191,962	1,191,552	1,190,315
Mortgages, net	40,262	40,640	57,168
Debt issuance costs	12,740	13,025	15,171
Gross Debt	2,895,700	2,688,016	2,353,028
Cash and cash equivalents	(12,189)	(11,095)	(81,966)
Restricted cash	(1,588)	(1,822)	(1,354)
Net Debt	$2,881,923	$2,675,099	$2,269,708
Estimated net proceeds from forward sale agreements[1]	(409,329)	(124,313)	(37,257)
Pro Forma Net Debt	$2,472,594	$2,550,786	$2,232,451

Leverage Ratios:
Net Debt to Annualized EBITDAre	6.9x	6.3x	5.7x
Net Debt to Annualized Adjusted EBITDAre	6.6x	6.4x	5.7x
Pro Forma Net Debt to Annualized Adjusted EBITDAre	5.4x	5.9x	5.4x
1Represents pro forma adjustment for estimated net proceeds from forward sale agreements that have not settled as if they have been physically settled for cash as of the period presented.

We define Net Debt as gross debt (total reported debt plus debt issuance costs and original issuance discount) less cash and cash equivalents and restricted cash. We believe that the presentation of Net Debt to Annualized EBITDAre and Net Debt to Annualized Adjusted EBITDAre is useful to investors and analysts because these ratios provide information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using EBITDAre.
We compute EBITDA as earnings before interest, income taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry. We believe that this ratio provides investors and analysts with a measure of our performance that includes our operating results unaffected by the differences in capital structures, capital investment cycles and useful life of related assets compared to other companies in our industry. We compute EBITDAre in accordance with the definition adopted by Nareit, as EBITDA excluding gains (losses) from the sales of depreciable property and provisions for impairment on investment in real estate. We believe EBITDA and EBITDAre are useful to investors and analysts because they provide important supplemental information about our operating performance exclusive of certain non-cash and other costs. EBITDA and EBITDAre are not measures of financial performance under GAAP, and our EBITDA and EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA and EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.
We are focused on a disciplined and targeted investment strategy, together with active asset management that includes selective sales of properties. We manage our leverage profile using a ratio of Net Debt to Annualized Adjusted EBITDAre, and Pro Forma Net Debt to Annualized Adjusted EBITDAre, each discussed further below, which we believe is a useful measure of our ability to repay debt and a relative measure of leverage, and is used in communications with our lenders and rating agencies regarding our credit rating. As we fund new investments using our unsecured Revolving Credit Facility, our leverage profile and Net Debt will be immediately impacted by current quarter investments. However, the full benefit of EBITDAre from new investments will not be received in the same quarter in which the properties are acquired. Additionally, EBITDAre for the quarter includes amounts generated by properties that have been sold during the quarter. Accordingly, the variability in EBITDAre caused by the timing of our investments and dispositions can temporarily distort our leverage ratios. We adjust EBITDAre (“Adjusted EBITDAre”) for the most recently completed quarter (i) to recalculate as if all investments and dispositions had occurred at the beginning of the quarter, (ii) to exclude certain GAAP income and expense amounts that are either non-cash, such as cost of debt extinguishment, realized or unrealized gains and losses on foreign currency transactions, or gains on insurance recoveries, or that we believe are one time, or unusual in nature because they relate to unique circumstances or transactions that had not previously occurred and which we do not anticipate occurring in the future, and (iii) to eliminate the impact of lease termination fees and other items that are not a result of normal operations. While investments in build-to-suit developments have an immediate impact to Net Debt, we do not make an adjustment to EBITDAre until the quarter in which the lease commences. We define our Pro Forma Adjusted EBITDAre as Adjusted EBITDAre adjusted to show the impact of estimated contractual revenues based on in-process development spend to-date. Our Pro Forma Net Debt is defined as Net Debt adjusted for estimated net proceeds from forward sale agreements that have not settled as if they have been physically settled for cash as of the period presented. We then annualize quarterly Adjusted EBITDAre and Pro Forma Adjusted EBITDAre by multiplying them by four (“Annualized Adjusted EBITDAre” and “Annualized Pro Forma Adjusted EBITDAre”). You should not unduly rely on this measure as it is based on assumptions and estimates that may prove to be inaccurate. Our actual reported EBITDAre for future periods may be significantly different from our Annualized Adjusted EBITDAre. Adjusted EBITDAre and Annualized Adjusted EBITDAre are not measurements of performance under GAAP, and our Adjusted EBITDAre and Annualized Adjusted EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our Adjusted EBITDAre and Annualized Adjusted EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.